Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

ASYST TECHNOLOGIES REPORTS RESULTS FOR FISCAL FOURTH QUARTER

FREMONT, Calif., May 10, 2005 – Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced consolidated financial results for its fiscal fourth quarter ended Mar. 31, 2005.

     Consolidated net loss for the fiscal fourth quarter on a GAAP basis was $2.9 million, or $(0.06) per share. This compares with a GAAP net loss of $11.6 million, or $(0.24) per share, in the fiscal third quarter. The non-GAAP net loss for the fiscal fourth quarter was $2.5 million, or $(0.05) per share, compared with a non-GAAP net loss of $1.7 million, or ($0.04) per share, in the fiscal third quarter. A table reconciling GAAP operating results to non-GAAP operating results is provided as part of this release.

     Consolidated net sales for the fiscal fourth quarter were $142.1 million, down 12% from $161.4 million in the prior sequential quarter. Net sales for the fiscal fourth quarter at Asyst Shinko, Inc. (ASI), the company’s 51%-owned joint venture with Shinko Electric Co., Ltd., were $102.9 million, compared with $109.3 million in the fiscal third quarter. Net sales for the fiscal fourth quarter at ATI were $39.2 million, which compares with $52.1 million in the prior sequential quarter.

     In the fiscal fourth quarter, consolidated gross margin was 24%, up from 18% in the fiscal third quarter. Gross margin at ASI was 19%, up from 10% in the fiscal third quarter, as a result of significantly higher margin sales mix and better management of project costs. Gross margin at ATI was 38%, up from 34% in the fiscal third quarter, despite a 25% decrease in sales. The gross margin improvement at ATI in the fiscal fourth quarter is attributable to the company’s continuing manufacturing cost reduction programs.

     Total net bookings for the fiscal fourth quarter were $130 million, which compares with $154 million in the prior sequential quarter. Bookings at ASI were $86 million, essentially all related to semiconductor AMHS. ATI bookings in the quarter were $44 million.

     “We achieved significant improvements in gross margin at both ASI and ATI despite declining sales in both businesses,” said Steve Schwartz, chairman and CEO. “As a result of focused efforts by ATI and ASI to improve account and project management, we have steadily improved the profitability of our AMHS business. At ATI, we continued to reduce both variable and fixed costs in our outsourced manufacturing model. ATI’s 38% gross margin in the fourth quarter exceeded our performance in the June quarter of 2004, our peak ATI quarter in the most recent upturn, and we accomplished the higher margin on essentially half the sales volume. This margin performance, combined with our strong and improving customer satisfaction metrics, confirms our belief that we have a solid leveraged manufacturing model that can efficiently handle more volume and additional products.”

     Schwartz continued, “We more than doubled our sales in fiscal 2005, led by growth in flat panel and by a 75% increase in our semiconductor business. According to third-party sources, this led to a 31% share in our semiconductor served market in calendar 2004, which is a full 8% increase over our 23% share in calendar 2003. With what we believe are the industry’s best products, a strong service and support footprint, solid operational capability and growing market share, we are well positioned in the marketplace. We also are confident that our improved margin performance is sustainable.”

Outlook
For the fiscal first quarter ending June 2005, the company provided the following guidance. This guidance is forward-looking, and actual results may differ materially:

•	Consolidated net sales are expected to be in the range of $120 to $130 million.

•	GAAP net loss is expected to be $3-5 million, or $(0.06) to $(0.10) per share.

•	On a non-GAAP basis, the company expects to report a net loss of $1-3 million, or $(0.02) to $(0.06) per share. To reconcile net loss under GAAP to non-GAAP net loss, the company expects to exclude:

- $2.0 million related to the amortization of intangibles, net of taxes and minority interest

- $0.2 million of stock-based compensation expense, as part of selling, general & administrative expense

As announced in the company’s press releases of Dec. 20, 2004, and Feb. 3, 2005, management has concluded that its filing delay for the second quarter of fiscal 2005 and its restatement of fiscal 2005 first quarter results constitute material weaknesses in the company’s internal control over financial reporting. The company is continuing to devote substantial resources to timely improving its internal control; however management has not completed its assessment of internal control as of the fiscal year ending Mar. 31, 2005, and may not be able to complete this assessment by the time the company’s Form 10-K is filed in June 2005. Management currently expects to conclude that internal control was not effective as of the fiscal year ended Mar. 31, 2005, due to material weaknesses that existed at that date.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
Asyst Technologies, Inc.
510-661-5000

About Our Non-GAAP Operating Results and Adjustments
 To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a non-GAAP measure of operating results that is GAAP net income (loss) adjusted to exclude certain costs, expenses and gains. Our non-GAAP net income (loss) gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. This measure is not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for the impact of amortization of acquisition-related intangibles, restructuring and impairment charges, costs related to events outside the normal course of business, and other non-cash charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP.

About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com

Conference Call Details
A live webcast of the conference call to discuss the quarter’s financial results will take place today, May 10, 2005, at 5:00 p.m. Eastern Time. The webcast will be publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11028179#. The audio instant replay is available from May 10 at 7:00 p.m. Eastern Time through May 24 at 11:59 p.m. Eastern Time.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties related to the timing and magnitude of charges relating to restructuring activities; the failure to complete, at all or in a timely, efficient or cost-savings manner, planned restructuring activities and outsourcing programs; uncertainties in operations and the possibility of management and employee changes at ASI that may adversely impact ASI operations, customer relations and completion of customer projects; the possibility that previously disclosed matters within ASI comprising a material weakness in the company’s internal control over its consolidated financial reporting could prevent the company from timely meeting its future reporting requirements, including timely certification under Section 404 of the Sarbanes-Oxley Act of 2002; the possibility that the company’s failure to timely meet its future reporting requirements, including timely certification under Section 404 of the Sarbanes-Oxley Act of 2002, could result in proceedings being initiated against the company, including possible de-listing of the company’s common stock from trading on the Nasdaq National Market; the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues and maintain and improve gross margins through outsourced manufacturing, reduced operating expenses, and improved management of cash flows (and the timing and degree of any such improvements in gross margins, reductions in operating expenses and management of cash flows); failure to respond to rapid demand shifts; dependence on a few significant customers; the transition of the industry from 200mm wafers to 300mm wafers and the timing and scope of decisions by manufacturers to transition and expand fabrication facilities; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to integrate in an efficient and timely manner acquired companies and to complete planned restructuring and outsourcing programs; failure to retain and attract key employees; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended Mar. 29, 2004, and quarterly reports on Form 10-Q and 10-Q/A filed with the Securities and Exchange Commission.

Asyst is a registered trademark of Asyst Technologies, Inc. Asyst Shinko is a registered trademark of Asyst Shinko, Inc. All Rights Reserved.

(Tables to follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 31,	March 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$101,180	$117,860
Restricted cash and cash equivalents	—	1,904
Accounts receivable, net	189,790	147,939
Inventories	29,785	27,694
Prepaid expenses and other	30,448	14,276

Total current assets	351,203	309,673

LONG-TERM ASSETS:
Property and equipment, net	15,458	22,868
Goodwill	69,614	71,973
Intangible assets, net	40,898	65,778
Other assets	4,795	3,317

Total long-term assets	130,765	163,936

Total assets	$481,968	$473,609

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$20,563	$18,161
Current portion of long-term debt and capital leases	2,757	2,775
Accounts payable	123,155	109,910
Accrued liabilities	66,323	48,571
Deferred revenue	6,013	2,683

Total current liabilities	218,811	182,100

LONG-TERM LIABILITIES:
Convertible notes	86,250	86,250
Other long-term debt and capital leases, net of current portion	2,662	4,824
Other long-term liabilities	22,519	33,530

Total long-term liabilities	111,431	124,604

MINORITY INTEREST	62,850	63,796

SHAREHOLDERS’ EQUITY:	88,876	103,109

Total liabilities, minority interest and shareholders’ equity	$481,968	$473,609

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months Ended		Fiscal Years Ended
	Mar 31, 2005	Mar 31, 2004	Mar 31, 2005	Mar 31, 2004
NET SALES	$142,050	$130,137	$611,464	$301,642
COST OF SALES	107,504	103,978	486,241	248,453

Gross profit	34,546	26,159	125,223	53,189

OPERATING EXPENSES:
Research and development	7,464	9,157	34,701	36,376
Selling, general and administrative	21,985	19,267	83,970	70,541
Amortization of acquired intangible assets	5,258	5,326	20,436	20,160
Restructuring and other charges	55	(12)	1,758	6,581
Asset impairment charges	—	—	4,645	6,853

Total operating expenses	34,762	33,738	145,510	140,511

Operating loss	(216)	(7,579)	(20,287)	(87,322)
Other expense, net	(513)	(2,042)	(1,577)	(6,635)

Loss before benefit from income taxes and minority interest and minority interest	(729)	(9,621)	(21,864)	(93,957)
BENEFIT FROM INCOME TAXES	762	1,648	3,311	6,150
MINORITY INTEREST	(2,892)	272	(67)	4,358

NET LOSS	$(2,859)	$(7,701)	$(18,620)	$(83,449)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.06)	$(0.16)	$(0.39)	$(2.00)

SHARES USED IN THE PER SHARE CALCULATION	47,678	47,020	47,441	41,805

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS
(Unaudited; in thousands, except per share data)

	Three Months Ended
	Mar 31, 2005	Dec 25, 2004
GAAP net loss	$(2,859)	$(11,644)
Adjustments:
Stock based compensation expense	566	205
Professional fees related to ASI	—	1,720
Amortization of intangible assets	5,258	5,086
Restructuring charges	55	1,116
Asset impairment charges	—	4,645
Release of deferred tax valuation allowance	(2,161)	—
Income tax benefit relating to amortization of intangible assets	(2,508)	(1,699)
Minority interest relating to the ASI adjustments above	(839)	(1,151)

Non-GAAP net loss	$(2,488)	$(1,722)

Basic and diluted non-GAAP net loss per share	$(0.05)	$(0.04)
Shares used in the per share calculation — basic and diluted	47,678	47,553

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited; in thousands, except per share data)

	Three Months Ended March 31, 2005
			Consolidated
	ATI	ASI	Under GAAP
SUPPLEMENTAL STATEMENT OF OPERATIONS
NET SALES	$39,153	$102,897	$142,050
COST OF SALES	24,183	83,321	107,504

Gross profit	14,970	19,576	34,546

OPERATING EXPENSES:
Research and development	5,327	2,137	7,464
Selling, general and administrative	16,200	5,785	21,985
Amortization of acquired intangible assets	1,037	4,221	5,258
Restructuring charges	55	—	55

Total operating expenses	22,619	12,143	34,762

Operating income (loss)	(7,649)	7,433	(216)
Other income (expense), net	(742)	229	(513)

Income (loss) before (provision for) benefit from income taxes and minority interest	(8,391)	7,662	(729)
(PROVISION FOR) BENEFIT FROM INCOME TAXES	2,628	(1,866)	762
MINORITY INTEREST	—	(2,892)	(2,892)

NET INCOME (LOSS)	$(5,763)	$2,904	$(2,859)

Basic net income (loss) per share	$(0.12)	$0.06	$(0.06)
Diluted net income (loss) per share	$(0.12)	$0.06	$(0.06)
Shares used in the per share calculation — basic	47,678	47,678	47,678
Shares used in the per share calculation — diluted	47,678	47,924	47,678